EXHIBIT 23.1	CONSENT OF STOECKLEIN LAW GROUP

STOECKLEIN LAW GROUP, A PROFESSIONAL CORPORATION

PRACTICE LIMITED TO FEDERAL SECURITIES

EMERALD PLAZA
402 WEST BROADWAY	4695 MACARTHUR COURT
SUITE 690	ELEVENTH FLOOR
SAN DIEGO, CALIFORNIA 92101	NEWPORT BEACH, CALIFORNIA 92660
TELEPHONE: (619) 704-1310	TELEPHONE: (949) 798-5541
FACSIMILE: (619) 704-1325	FACSIMILE: (949) 258-5112
EMAIL: djs@slgseclaw.com
WEB: www.slgseclaw.com

June 18, 2008

Board of Directors

GAMMA PHARMACEUTICALS INC.

7477 W. Lake Mead Blvd., Suite 170

Riverside, CA 92503

Re: Form S-8 Registration Statement; Opinion of Counsel

Dear Members of the Board:

We consent to the use of our opinion as an exhibit to the Form S-8 Registration Statement and to the reference to this firm in any prospectus which is incorporated by reference into and made a part of the Registration Statement.

Very truly yours,

/s/Donald J. Stoecklein
Donald J. Stoecklein
For the firm
Stoecklein Law Group